Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Peoples Bancorporation, Inc. and Subsidiaries

We consent to the inclusion in the Registration Statement on Form S-4/A of our report dated March 1, 2012, relating to the consolidated balance sheets of Peoples Bancorporation, Inc. and Subsidiaries as of December 31, 2011 and 2010 and the related consolidated statements of income (loss), shareholders’ equity and comprehensive income and cash flows for the years then ended, which appears in the December 31, 2011 Form 10-K, and to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ ELLIOTT DAVIS, LLC

Greenville, South Carolina
March 21, 2012